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                                                               Exhibit 6 (a) (1)

                 FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

     THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of May 15, 2002, is made by and among S & K FAMOUS BRANDS, INC., a Virginia corporation (the "Company"), BRANCH BANKING AND TRUST COMPANY OF VIRGINIA, a Virginia banking corporation ("BB&T"), and SUNTRUST BANK, a Georgia banking corporation ("SunTrust", taken together with BB&T, the "Banks").

                                    RECITALS:

     WHEREAS, the Company has requested, and the Banks have extended, certain credit facilities (the "Loans") to the Company, as more particularly described in that certain Loan and Security Agreement by and among the Company and the Banks, dated as of March 27, 2002, made a part hereof by this reference as fully as if set out herein verbatim (such document, as same may have been heretofore amended, being herein referred to as the "Loan Agreement"); and

     WHEREAS, the Company has requested that the Banks make certain modifications to the Loan Agreement; and

     WHEREAS, the Company and the Banks, as holders and owners of the promissory notes evidencing the Loans, mutually desire to modify and amend the provisions of the Loan Agreement in the manner hereinafter set out, it being specifically understood that except as herein modified and amended, the terms and provisions of the Loan Agreement shall remain unchanged and continue in full force and effect as therein written.

                                   AGREEMENT:

     NOW, THEREFORE, the Company and the Banks, in consideration of One Dollar

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($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each, and each does hereby agree that the Loan Agreement should be, and the same hereby is modified and amended as follows:

     Notwithstanding any contrary provisions contained in the Loan Agreement and any amendments thereto, effective as of May 15, 2002 (the "Effective Date"), the following changes shall be made:

     1. The definition of "Notes" contained in Section 1.1 of the Loan Agreement is hereby amended and modified by deleting the definition of "Notes" in its entirety and inserting the following text:

          "Notes" means the Revolving Notes defined in Section 2.2, the Line of Credit Notes defined in Section 3.2, and the Term Notes defined in Section 4.2 of this Agreement, together with any amendments, restatements, modifications, extensions or substitutions thereof.

     2. Subsection 3.1 of the Loan Agreement is hereby deleted in its entirety and the following text shall be inserted in its place:

          3.1 Amount. The Bank agrees to make a Line of Credit Loan (the "Line of Credit Loan") to the Company, in a principal amount (the "Line of Credit Loan Amount") equal to the amount of the Tender Offer, plus all expenses, fees and other costs associated with closing the Tender Offer and the Loans, minus the Term Loan Amount, as such term is hereinafter defined, but in no event shall the combined amount of the Line of Credit Loan Amount and the Term Loan Amount exceed $20,000,000.00; provided, however, that if the Line of Credit Loan is funded prior to the funding of the Term Loan, the Line of Credit Loan Amount may equal the amount of the Tender Offer (plus all expenses, fees and other costs associated with closing the Tender Offer and the Loans); provided, further, that if the Line of Credit Loan is funded prior to the funding of the Term Loan and the Line of Credit Loan Amount equals the amount of the Tender Offer (plus all expenses, fees and other costs associated with closing the Tender Offer and the Loans), then the Company shall use the entire principal amount advanced under the Term Loan to (i) pay down the Line of Credit Loan, and (ii) refinance the debt associated with the lien on the Property in the manner described in Section 5.4(e) hereof.

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     3.   Subsection 5.4(j) of the Loan Agreement is hereby deleted in its entirety and the following text shall be inserted in its place:

          (j) In the event that the Line of Credit Loan is funded prior to the Term Loan, the Company shall use the entire principal amount advanced under the Term Loan to: (i) pay down the Line of Credit Loan; and (ii) refinance the debt associated with the lien on the Property in the manner described in Section 5.4(e) hereof.

     IT IS MUTUALLY AGREED by and between the parties hereto that this First Amendment shall become a part of the Loan Agreement by reference and that nothing herein contained shall impair the security now held for said Loans, nor shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Loan Agreement except as herein amended, nor affect or impair any rights, powers or remedies under the Loan Agreement as hereby amended. Furthermore, the Banks do hereby reserve all rights and remedies they may have as against all parties who may be or may hereafter become primarily or secondarily liable for the repayment of the indebtedness described in the Loan Agreement, as hereby amended.

     The execution and delivery hereof shall not constitute a novation or modification of the lien, encumbrance or security for the Loans. The Company expressly agrees that the Loan Agreement and Loans are in full force and effect and that Company has no right to setoff, counterclaim or defense to the payment thereof.

     Any reference to the Loan Agreement contained either in the Loan Agreement or in the loan documents related to the Loans, shall hereinafter be deemed to be a reference to such document as amended by this Amendment.

     This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflict of laws.

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     This Amendment shall be binding upon and inure to the benefit of any assignee or the respective heirs, executors, administrators, successors and assigns of the parties hereto.

     This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute any of such counterparts.

     IN WITNESS WHEREOF, this instrument has been executed under seal by the parties hereto and delivered on the date and year first above written.

                                COMPANY:

                                S & K FAMOUS BRANDS, INC., a Virginia
                                corporation


                                By /s/ Robert E. Knowles           (SEAL)
                                  ---------------------------------
                                Name Robert E. Knowles
                                Title  EVP & CFO


                                BB&T:

                                BRANCH BANKING AND TRUST COMPANY
                                 OF VIRGINIA, a Virginia banking corporation


                                By /s/  R. Matthew Hall            (SEAL)
                                   --------------------------------
                                   R. Matthew Hall, Senior Vice President


                                SUNTRUST:

                                SUNTRUST BANK, a Georgia banking corporation


                                By /s/ William A. Stratton         (SEAL)
                                   --------------------------------
                                   William A. Stratton, Senior Vice President